CONTACT:	John Beisler VP – Investor Relations

805-745-7750

CKE RESTAURANTS, INC. REPORTS SECOND QUARTER EARNINGS OF $0.13 PER DILUTED SHARE VERSUS A
PRIOR YEAR LOSS OF $0.22 PER SHARE

Net income of $8.4 million versus prior year loss of $12.7 million

CARPINTERIA, Calif. — September 20, 2005 — CKE Restaurants, Inc. (NYSE:CKR) announced today second quarter results and the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the fiscal quarter ended August 15, 2005.

Second Quarter Highlights

•	Net income for the second quarter of fiscal 2006 increased to $8.4 million, or $0.13 per diluted share, compared to a net loss of $12.7 million, or ($0.22) per share in the prior year quarter. This year’s results include an $11.0 million charge to purchase stock options from the Company’s former Chairman of the Board of Directors who retired during the quarter. Prior year results included $22.3 million of charges primarily related to legal settlements and early debt extinguishment. Absent these charges, second quarter net income would have been $19.4 million, or $0.28 per diluted share (calculated using diluted shares outstanding, as reported), compared to net income of $9.6 million for the same period a year ago.

•	For the first two quarters of fiscal 2006, the Company’s net income was $24.4 million, or $0.37 per diluted share, compared to a net loss of $2.2 million, or ($0.04) per share in the prior year comparable period. Absent the charges mentioned above, net income for the first two quarters of fiscal 2006 would have been $35.4 million, or $0.52 per diluted share (calculated using diluted shares outstanding, as reported), compared to net income of $20.1 million for the same period a year ago.

•	Same-store sales increased 1.0 percent at company-operated Carl’s Jr.® restaurants during the second quarter after recording an 8.1 percent increase in the prior year quarter.

•	Same-store sales were flat at company-operated Hardee’s® restaurants during the second quarter after recording a 6.2 percent increase in the prior year quarter.

•	Restaurant-level margins at company-operated Carl’s Jr. restaurants were 23.5 percent for the current-year quarter, an increase of 310 basis points from the prior year quarter. The major components of this margin improvement were lower workers’ compensation and general liability claims expense and lower labor costs.

•	Restaurant-level margins at company-operated Hardee’s restaurants were 16.7 percent for the current year quarter, an increase of 270 basis points as compared to the prior year quarter. The major components of this margin improvement were lower workers’ compensation and general liability claims expense and lower labor costs.

•	Company-operated Carl’s Jr. restaurants reached their highest average unit volume in history with an increase to $1,323,000 for the trailing 52 weeks. Hardee’s recorded the highest average unit volume since 1995 with an increase to $872,000 for the trailing 52 weeks.

•	Consolidated revenue increased to $359.8 million for the current year quarter, a 1.7 percent increase over the prior year quarter.

•	For the twenty-eight weeks ended August 15, 2005, the Company generated earnings before interest, taxes, depreciation and amortization and facility action charges of $77.1 million. For the trailing thirteen periods, the Company generated earnings before interest, taxes, depreciation and amortization, facility action charges and loss from discontinued operations, excluding impairment, of $144.0 million. Fully diluted shares outstanding for the twelve and twenty-eight weeks ended August 15, 2005, were 73.6 million and 73.5 million, respectively.

In this earnings release, we provide both net income (loss) and operating income determined in accordance with generally accepted accounting principles (“GAAP”), and net income (loss) and operating income adjusted to exclude a charge to purchase stock options, increases to legal settlement reserves, charges related to refinancing our debt and certain non-operating charges. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the option purchase charge, increases to legal settlement reserves, charges related to refinancing our debt and certain non-operating charges to be directly related to operating results for the periods discussed. We believe that use of these non-GAAP financial measures assists our investors by facilitating comparisons to prior-period financial results and to the results of our competitors. In addition, we believe that EBITDA is useful to our investors as an indicator of earnings available to service debt. These financial measures are also comparable to forecasts made by security analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP financial measures are not intended to be a substitute for net income (loss) and operating income (loss) determined in accordance with GAAP.

Executive Commentary

Commenting on the Company’s performance, President and Chief Executive Officer, Andrew F. Puzder said, “I am pleased to report second quarter net income, excluding the $11.0 million option purchase charge, of $19.4 million, which is more than double the prior year net income, excluding the impact of $22.3 million of charges for legal settlements and debt retirement, of $9.6 million. Both Carl’s Jr. and Hardee’s faced difficult same-store sales comparisons from the prior year – positive 8.1 percent and 6.2 percent, respectively. Carl’s Jr. increased its same-store sales by 1.0 percent, while Hardee’s maintained its sales for the quarter. Further, both brands recorded store-level margin improvement in the quarter.”

Carl’s Jr.

Puzder continued, “Same-store sales at company-operated Carl’s Jr. restaurants increased 1.0 percent during the second quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up approximately 9.1 percent for the second quarter. During the quarter, the Carl’s Jr. brand introduced the Western Bacon Charbroiled Chicken Sandwich™ and promoted the Green Burrito Taco Salad™ at all Carl’s Jr. locations. Carl’s Jr. also continued to promote its latest breakfast offering, the unique Breakfast Burger™, during the quarter.”

“Carl’s Jr. generated restaurant-level margins of 23.5 percent at company-operated restaurants during the second quarter, a 310 basis point improvement over the prior year’s quarter. The major components of this margin improvement were lower workers’ compensation and general liability claims expense and lower labor costs. Carl’s Jr. generated operating income of approximately $18.6 million during the second quarter as compared to the prior-year’s operating income of $6.5 million, which included approximately $7.8 million of litigation settlement charges. Absent the prior year litigation charges, operating income increased approximately $4.3 million in the second quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants were flat in the second quarter. On a two-year cumulative basis, Hardee’s same-store sales were up approximately 6.2 percent,” added Puzder. “Hardee’s introduced the Spicy BBQ Thickburger™ during the quarter, featuring the same television ad campaign starring Paris Hilton that generated a high level of media interest in the Company when initially used at Carl’s Jr. earlier in the summer. Hardee’s also promoted its Hand-Scooped Ice Cream Shakes & Malts™ during the quarter, and debuted its Grilled Pork Chop Biscuit™ during the breakfast daypart.”

“Hardee’s restaurant-level margins of 16.7 percent were up 270 basis points as compared to the prior year second quarter. As with Carl’s Jr., the major components of this margin improvement were lower workers’ compensation and general liability claims expense and lower labor costs. Hardee’s generated operating income of approximately $6.9 million during the second quarter, which is an increase of approximately $4.4 million over the prior year period.”

” Given the current environment of record gasoline prices and given that our brands’ strategies focus on our premium quality/price products, we will place more emphasis on the cost-benefit of our products, particularly through our advertising, while continuing our focus on controlling costs. In addition, we will continue to build our brands in our core markets. We are pleased with the second quarter performance and look forward to sharing our future results,” Puzder concluded.

As of the end of its fiscal second quarter on August 15, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,159 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,032 Carl’s Jr. restaurants, 2,011 Hardee’s restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings”.

Conference Call

The Company will host a conference call and webcast to discuss its second quarter results on September 20, 2005, at 6:00 p.m. (EDT) / 3:00 p.m. (PDT). The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

Safe Harbor Disclosure
Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond our control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	August 15, 2005	August 9, 2004	August 15, 2005	August 9, 2004

Revenue:
Company-operated restaurants	$286,643	$281,802	$658,131	$647,674
Franchised and licensed restaurants and other	73,140	71,932	167,561	161,372

Total revenue	359,783	353,734	825,692	809,046

Operating costs and expenses:

Restaurant operations:
Food and packaging	84,800	83,897	192,815	189,621
Payroll and other employee benefits	82,538	89,213	195,748	201,808
Occupancy and other	63,443	62,503	148,624	143,758

	230,781	235,613	537,187	535,187
Franchised and licensed restaurants and other	56,294	52,564	129,127	119,556
Advertising	17,091	17,410	40,082	39,674
General and administrative	39,914	39,153	79,885	76,810
Facility action charges, net	2,494	1,883	3,054	8,699

Total operating costs and expenses	346,574	346,623	789,335	779,926

Operating income	13,209	7,111	36,357	29,120
Interest expense	(5,223)	(11,963)	(12,596)	(23,683)
Other income (expense), net	918	(7,289)	1,781	(6,560)

Income (loss) before income taxes and discontinued operations	8,904	(12,141)	25,542	(1,123)
Income tax expense	456	244	1,095	595

Income (loss) from continuing operations	8,448	(12,385)	24,447	(1,718)
Loss from operations of discontinued segment (net of income tax expense of $0).	—	(304)	—	(467)

Net income (loss)	$8,448	$(12,689)	$24,447	$(2,185)

Basic income (loss) per common share:
Continuing operations	$0.14	$(0.21)	$0.41	$(0.03)
Discontinued operations	—	(0.01)	—	(0.01)

Net income (loss)	$0.14	$(0.22)	$0.41	$(0.04)

Diluted income (loss) per common share:
Continuing operations (1)	$0.13	$(0.21)	$0.37	$(0.03)
Discontinued operations	—	(0.01)	—	(0.01)

Net income (loss) (1)	$0.13	$(0.22)	$0.37	$(0.04)

Dividends per common share	$0.04	$0.00	$0.08	$0.00

Weighted-average common shares outstanding:
Basic	59,479	57,575	58,935	57,590
Dilutive effect of stock options, warrants, convertible notes and restricted stock	14,107	—	14,611	—

Diluted	73,586	57,575	73,546	57,590

(1) The interest expense adjustment, net of tax, which is added to the Company’s GAAP income from continuing operations and net income for the diluted per share calculation, due to the dilutive effect of its 4.0% convertible subordinated notes, was $1,125 and $2,625 for the twelve and twenty-eight weeks ended August 15, 2005.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)
(Unaudited)

	Twenty-eight	Trailing Thirteen
	Weeks Ended August	Periods Ended
	15, 2005	August 15, 2005 (1)
Net income	$24,447	$44,648
Net loss of discontinued segment, excluding impairment	—	179
Interest expense	12,596	25,661
Income tax expense (benefit)	1,095	(1,092)
Depreciation and amortization	35,909	65,884
Facility action charges, net	3,054	8,675

EBITDA	$77,101	$143,955

(1) Fiscal 2005 contains a fifty-third operating week. This extra week is included in the final period of FY2005 (Period 13), which is included in the trailing thirteen period results.